INVESTMENT SUB-ADVISORY AGREEMENT

    INVESTMENT SUB-ADVISORY AGREEMENT made as of the 20th day of August, 2020, by and among PACER FUNDS TRUST (the "Trust"), PACER ADVISORS INC. ("Adviser"), and Swan Global Investments, LLC ("Sub-Adviser").

    WHEREAS, the Adviser has entered into an Investment Advisory Agreement as of August, 2020 with the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), under which the Adviser provides advisory services to, among other series of the Trust, the Pacer Swan Structured Outcome Series (herein, the “Fund(s)”).

    WHEREAS, the Trust's Board of Trustees and the Adviser desire to retain the Sub-Adviser to furnish investment advisory services to the Fund, and the Sub-Adviser has agreed to act in such capacity.

    NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

    1.    Appointment. The Adviser hereby appoints the Sub-Adviser to provide sub-investment advisory services to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

    2.    Delivery of Documents. The Adviser has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following:

        (a)    the Trust's Declaration of Trust and all amendments thereto or restatements thereof (such Declaration of Trust, as presently in effect and as it shall from time to time be amended or restated, is herein called the "Declaration of Trust");

        (b)    the Trust's By-Laws and all amendments thereto;

        (c)    resolutions of the Trust's Board of Trustees authorizing the appointment of the Sub-Adviser and approving this Agreement;

        (d)    the Trust's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (the "SEC") and all amendments thereto;

        (e)    the Trust's Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act") (File No. 333-201530) and under the 1940 Act (File No. 811-23024), as filed with the SEC and all amendments thereto insofar as such Registration Statement and such amendments relate to the Fund; and

        (f)    the Trust's most recent prospectus and Statement of Additional Information relating to the Fund (such prospectus and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto, are herein collectively called the "Prospectus").

The Adviser will furnish the Sub-Adviser from time to time with copies of all amendments of or supplements to the foregoing.

    3.    Management. Subject to the supervision of the Trust's Board of Trustees and the Adviser, the Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, all assets of the Fund and place all orders for the purchase and sale of securities, all on behalf of the Fund. In the performance of its duties, the Sub-Adviser will satisfy its fiduciary duties to the Fund, will monitor the Fund’s investment, and will comply with the provisions of the Trust's Declaration of Trust and By-Laws, as amended from time to time, and the stated investment objectives, policies and restrictions of the Fund as contained in the Prospectus. The Sub-Adviser and the Adviser will make their officers and employees available to the other from time to time at reasonable times to review investment policies of the Fund and to consult with each other regarding the investment affairs of the Fund. The Sub-Adviser will report to the Trust's Board of Trustees and the Adviser with respect to the implementation of such program.

    The Sub-Adviser further agrees that it:

        (a)    will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

        (b)    will conform with all applicable U.S. rules and regulations pertaining to its investment advisory activities;

        (c)    will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. The Sub-Adviser will place orders for the purchase or sale of securities with a view to receiving the best price and execution for such purchase or sale. Where the Sub-Adviser places orders for the purchase or sale of securities for the Fund, in selecting brokers or dealers to execute such orders, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has been or will be furnishing research or other information or services which assist the Sub-Adviser's performance of its investment decision-making responsibilities generally, provided that the commission cost is reasonable in relation to the brokerage and research services provided. Compensation received by the Sub-Adviser pursuant to this Agreement shall not be reduced by any benefits received by the Sub-Adviser pursuant to this section. The Sub-Adviser may direct brokerage to whomever it deems appropriate consistent with the foregoing. In no instance will portfolio securities be purchased from or sold to the Adviser or any of its affiliated brokers or dealers, the Sub-Adviser or any affiliated person of either the Trust, the Adviser or the Sub-Adviser, except as may be permitted under the 1940 Act;

        (d)    will report regularly to the Adviser and to the Trust's Board of Trustees and will make appropriate persons available for the purpose of reviewing with representatives of the Adviser and the Trust's Board of Trustees on a regular basis at reasonable times the management of the Fund, including, without limitation, review of the general investment strategy of the Fund, the performance of the Fund in relation to standard industry indices, interest rate considerations and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by the Adviser or the Trust’s Board of Trustees (including, without limitation, with respect to benefits obtained from brokerage);

        (e)    will maintain books and records with respect to the Trust's securities transactions and will furnish the Adviser and the Trust's Board of Trustees such periodic and/or special reports as the Adviser or the Trust's Board of Trustees may request;

        (f)    will act upon instructions from the Adviser not inconsistent with its fiduciary duties hereunder;

        (g)    will treat confidentially and as proprietary information of the Trust all such records and other information relative to the Trust maintained by the Sub-Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust;

        (h)    will receive the research and recommendations of the Adviser with respect to the investment and reinvestment of the assets of the Funds; and

        (i)    will vote proxies received by the Sub-Adviser in connection with securities held by the Funds consistent with its fiduciary duties hereunder.

    The Trust and the Adviser agree that the Sub-Adviser shall not advise or act for the Trust or the Adviser in any legal proceedings, including bankruptcies or class actions, involving securities held or previously held by the Fund or the issuers of such securities.

    4.    The Adviser's Duties. The Adviser shall continue to have responsibility for all other services to be provided to the Fund pursuant to its Investment Advisory Agreement and shall oversee and review the Sub-Adviser's performance of its duties under this Agreement. The Adviser shall also retain direct portfolio management responsibility with respect to any assets of the Fund that are not allocated by the Adviser to the portfolio management of the Sub-Adviser.

    5.    References to the Sub-Adviser. During the term of this Agreement, the Adviser agrees to furnish to the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to stockholders, sales literature or other material prepared for distribution to sales personnel, shareholders of the Fund or the public, which refer to the Sub-Adviser or its clients in any way, prior to use thereof and not to use such material if the Sub-Adviser reasonably objects in writing five business days (or such other time as may be mutually agreed upon) after receipt thereof. Sales literature may be furnished to the Sub-Adviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery, Attn: Legal Department.

    6.    Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. The Sub-Adviser further agrees to maintain the records required to be maintained by subsections (b)(1), (b)(5), (b)(9), (b)(10), (b)(11), (e) and (f) of Rule 31a-1 under the 1940 Act and preserve them for the periods prescribed by Rule 31a-2 under the 1940 Act.

    7.    Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, custodial fees and expenses and stamp duties, if any) purchased for the Fund.

    8.    Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee, accrued daily and payable monthly, in accordance with Schedule A hereto.

    9.    Services to Others. The Adviser understands, and has advised the Trust's Board of Trustees, that the Sub-Adviser now acts, and may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser, sub-investment adviser, and/or administrator to other investment companies. The Adviser has no objection to the Sub-Adviser's acts in such capacities, provided that whenever the Fund and one or more other investment companies or accounts advised by the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a manner believed by the Sub-Adviser to be equitable consistent with its fiduciary obligations to the Fund and such other investment entities. The Adviser recognizes, and has advised the Trust's Board of Trustees, that in some cases this procedure may adversely affect the size of the position that the Fund may obtain in a particular security. In addition, the Adviser understands, and has advised the Trust's Board of Trustees, that the persons employed by the Sub-Adviser to assist in the Sub-Adviser's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of the Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

    10.    Limitation of Liability. The Adviser will not take any action against the Sub-Adviser to hold the Sub-Adviser liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of the Sub-Adviser's duties under this Agreement, except a loss resulting from the Sub-Adviser's willful misfeasance, bad faith or gross negligence in the performance of duties under this Agreement, or reckless disregard of the obligations and duties under this Agreement.

    11.    Indemnification. The Adviser and the Sub-Adviser each agree to indemnify the other against any claim against, loss or liability to such other party (including reasonable attorneys’ fees) arising out of any action on the part of the indemnifying party which constitutes willful misfeasance, bad faith, or gross negligence in the performance of duties under this Agreement, or reckless disregard of the obligations and duties under this Agreement.

    12.    Duration and Termination. This Agreement shall become effective as to the Fund as of the date set forth opposite the Fund's name on Schedule A hereto, provided that this Agreement has been approved by (i) the vote of a majority of those members of the Trust's Board of Trustees who are not parties to this Agreement nor "interested persons" of the Trust, the Sub-Adviser or the Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (ii) the vote of a majority of the outstanding voting securities of the Fund. This Agreement shall remain in effect with respect to the Fund for a period of three (3) years from its effective date, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect with respect to the Fund thereafter for successive periods of twelve (12) months so long as such continuation is specifically approved at least annually by (a) the vote of a majority of those members of the Trust's Board of Trustees who are not parties to this Agreement nor "interested persons" of the Trust, the Sub-Adviser or the Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (b) either (i) the Trust's Board of Trustees or (ii) the vote of a majority of the outstanding voting securities of the Fund.

    Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Trust's Board of Trustees, by the vote of a majority of the outstanding voting securities of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days' prior written notice to the other parties, or by the Adviser or the Sub-Adviser if either the Adviser or the Sub-Adviser shall materially breach this Agreement and such breach shall remain uncured for a period of sixty (60) days. In the event that the Trust terminates the Investment Advisory Agreement, this Agreement shall terminate concurrently with such termination. This Agreement will immediately terminate in the event of its assignment.

    As used in this Agreement, the terms "majority of the outstanding voting securities", "interested persons" and "assignment" have the same meaning of such terms in the 1940 Act.

    13.    Amendment of this Agreement. This Agreement may be amended by the parties only if such amendment is in writing executed by each party hereto and, to the extent required by the 1940 Act or the rules or regulations thereunder (unless an exemptive or other relief granted by the Securities and Exchange Commission or its staff apply), approved by (i) the vote of a majority of those members of the Trust's Board of Trustees who are not parties to this Agreement nor "interested persons" of the Trust, the Sub-Adviser or the Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (ii) the vote of a majority of the outstanding voting securities of the Fund.

    14.    Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the investment and management of the Fund, and hereby supersedes any prior agreement by the parties hereto.

    15.    Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and will be governed by the laws of the State of Delaware.

16.     Confidentiality. Each party agrees that all non-public confidential information concerning the other party which may become available to such party in connection with services, transactions or relationships contemplated in this Agreement shall at all times be treated in strictest confidence and shall not be disclosed to third persons except as (a) may be required by law or regulatory authority, including but not limited to any subpoena, administrative, regulatory or judicial demand or court order, (b) as otherwise set forth in this Agreement, or (c) upon the prior written approval of the other party to this Agreement.

a.The Adviser and Sub-Adviser, in an effort to protect each other's intellectual property and confidential information, have entered into a separate Confidentiality Agreement and that Confidentiality Agreement shall control each Party's obligation regarding the protection of confidential information, intellectual property, and trademarks. Should any section of this Investment Management Agreement as it relates to confidentiality be determined to be in conflict with the separate Confidentiality Agreement, the separate Confidentiality Agreement will control.

17.     Waiver. Failure of either party to insist on strict compliance with any of the terms, covenants, and conditions of this agreement shall not be deemed a waiver of such terms, covenants, and conditions, or of any similar right or power hereunder at any subsequent time.

18.     Applicable Law. To the extent not inconsistent with applicable law, this Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. This Agreement contains all the understanding of the parties as to this engagement.

19. Dispute and Equitable Relief. If any dispute or controversy arises out of or relating to any interpretation, construction, performance, fulfillment of or obligation under this Agreement, the Parties agree to meet and to confer (either in person or telephonically) in a good faith effort to resolve the dispute or controversy. If, after thirty (30) days following the date upon which the notice is first given of the existence of the dispute or controversy by one to the other of the Parties, the dispute or controversy is not fully resolved in writing, then the Parties shall address the dispute or controversy through mediation by JAMS, an alternate dispute resolution provider, in Durango, Colorado or some other mutually agreed upon location pursuant to its mediation rules with a mutually agreed upon neutral mediation. The costs of such mediation shall be borne equally by both Parties. If, after sixty (60) days following the date upon which the notice is first given of the existence of the dispute by one to the other of the Parties, the dispute or controversy is not fully resolved through mediation, then the Parties shall settle the dispute or controversy through binding arbitration. The arbitration shall be held in Denver, Colorado or some other mutually agreed upon location. The arbitration shall be administered by JAMS pursuant to its Employment Arbitration Rules and Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness; provided, however, that the arbitrators shall, when admitting evidence, apply the standard rules of evidence applicable in civil trials as applied by district courts in Colorado pursuant to the Colorado Rules of Civil Procedure. There shall be a panel of three (3) arbitrators, one of whom shall be a judge retired from the district courts of Colorado. The arbitrators shall issue their decision in writing within thirty (30) consecutive days after the admission of the final evidence into the arbitration record. Judgment may be entered on the arbitrators' decision in any court of competent jurisdiction. Each Party shall pay its respective counsel fees and expenses and the Parties shall each pay one half of the costs and expenses of JAMS; provided, however, that, the arbitrators in their decision may, but need not, determine that, in the interests of equity, in addition to any damages, costs or awards for which the non-prevailing Party is found liable, the non-prevailing Party shall pay or reimburse the other Party for all costs, fees and expenses (including but not limited to attorneys' fees and expenses and all the fees and expenses of JAMS including the costs of its arbitrators and its mediator) if actually paid by the prevailing Party. The arbitration provisions contained in this Article shall not prevent either Party from seeking or obtaining injunctive relief from a court of competent jurisdiction to obtain provision relief from a court of competent jurisdiction to obtain provision relief pending a final decision by the arbitrators.

Appeal the Arbitration Award

Either party may appeal the Arbitration Award in accordance with the JAMS optional arbitration appeal procedure (as it exists on the effective date of this agreement. Any arbitration award that (1) is not appealed under the JAMS option Arbitration Appeal Procedure, OR (2) is affirmed or modified by the appeal panel in accordance with the JAMS optional arbitration appeal procedure, shall be final, binding and conclusive upon the parties, subject only to judicial review provided by statutes governing arbitrations, and a judgment rendered on the arbitration award may be entered in any state or federal court having jurisdiction thereof.

Punitive Damages and Jury Trials Not Available in Arbitration. You understand that, as provided by Colorado Law, punitive damages are not recoverable by any party subject to arbitration, nor are jury trials available in arbitration. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having appropriate jurisdiction.

Other Arbitration Service Providers. Nothing herein shall limit the right of the parties to stipulate and agree to conduct the arbitration before and pursant to the then existing rules of an agreed upon arbitration services provider or the Colorado Bar Association Fee Arbitration Review Board.

20.     Force Majeure. Neither party shall be held responsible for any delay or failure in performance of any part of this agreement to the extent such delay or failure is caused by fire, flood, wind, explosion, war, embargo, government requirement, civil or military authority, act of God, or other similar causes beyond its control and without the fault or negligence of the delayed or non-performing party. The affected party will notify the other party in writing within ten (10) days after the beginning of any such cause that would affect its performance. Notwithstanding, if a party's performance is delayed for a period exceeding thirty (30) days from the date the other party receives notice under this paragraph, the non-affected party will have the right, without any liability to the other party, to terminate this agreement.

21.     Notices. All notices shall be in writing and shall be delivered personally, by United States certified or registered mail, postage prepaid, return receipt requested, or by a recognized overnight delivery service. Any notice must be delivered to the parties at their respective addresses set forth below their signatures or to such other address as shall be specified in writing by either party according to the requirements of this section. The date that notice shall be deemed to have been made shall be the date of delivery, when delivered personally; on written verification of receipt if delivered by overnight delivery; or the date set forth on the return receipt if sent by certified or registered mail.

    IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PACER FUNDS TRUST	Swan Global Investments, LLC

/s/ Joe M. Thomson	/s/ Robert Swan
By:	By:
Name: Joe M. Thomson	Name: Robert Swan
Title: Chairman	Title: COO

PACER ADVISORS INC.

/s/ Joe M. Thomson
By:
Name: Joe M. Thomson
Title: President

SCHEDULE A

Pacer Advisers Inc. ("Adviser") shall pay the following percentage(s) of “Net Profits” (as defined below) to Swan Global Investments, LLC ("Sub-Adviser").

         A)          Up to $250 million of Assets Under Management ("AUM")                30%

        B)          $250 million - $500 million of AUM:                         40%

        C)          More than $500 million of AUM:                          50%

Note: AUM thresholds for rate breaks assume total AUM for all funds.

Each dollar remains at each threshold level and earns that fee in continuance. After reaching the next threshold, each new dollar will be added to that level. For example, Net Profits on the first $250 million dollars in AUM will be paid 30%. The Net Profits on the next dollar of AUM greater than $250 million will be paid 40%.

Net Profits are determined after deducting the total of the Pacer Distribution Fee of 10 bps from the AUM, the ETF expenses as defined in Schedule B from the revenue generated by the Unitary Fee of the Pacer Swan Structured Outcome Series Funds ("the Funds"), and any other reasonable operating expenses incurred by Pacer that are directly attributable to administering the Funds.

In the event any of the Funds generate a net loss, those losses are incurred by the Adviser and are not shared with the Sub-Adviser in any way.

SCHEDULE B

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SCHEDULE C

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